                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                                     #01-19


Contact: Bill Solomon
         Vice President, Chief Financial Officer
         Tel: (972) 858-6025
         bsolomon@earthcareus.com

            EARTHCARE ANNOUNCES PLAN TO SELL ITS SOLID WASTE DIVISION
      EARTHCARE UPDATES THE STATUS OF OTHER DIVESTITURES AND DEFAULT UNDER
                             SENIOR CREDIT FACILITY

         Dallas, TX, October 18, 2001 - EarthCare Company (OTC Bulletin Board:
ECCO.OB) today announced that it has signed a letter of intent to sell its Solid Waste division for $42 million to a private company, General Waste Corporation, which is owned by Donald F. Moorehead, Jr., EarthCare's Chairman. The transaction would result in a $5 million reduction of the company's senior debt, and the return to EarthCare of $18.9 million in the aggregate of face value of its Series A preferred stock and principal amount of its 12% Subordinated Notes due March 30, 2008. General Waste will also assume approximately $18.1 million in other indebtedness of EarthCare's Earth Resource Management subsidiaries, which conducts its solid waste business. General Waste will also issue to EarthCare a warrant to acquire 8% of General Waste's common stock as of the closing. This transaction, which is subject to the approval of lenders and the negotiation of definitive agreements, does not require approval of EarthCare's shareholders and is expected to close before the special shareholder meeting relating to the sale of EarthCare's EarthLiquids division. EarthCare Company expects to complete the sale of its Solid Waste division during the fourth quarter of 2001, subject to normal terms and conditions, including negotiation of a definitive agreement and completion of financing by General Waste Corporation.

         EarthCare also announced that it plans to sign a definitive acquisition agreement later this month with U.S. Filter Recovery Services (Mid-Atlantic), Inc. for the sale of its EarthLiquids division. On August 6, 2001, EarthCare signed a non-binding letter of intent with U.S. Filter Recovery Services to sell its EarthLiquids division for cash consideration of $35 million. EarthCare estimates that there will be a $1.1 million working capital adjustment, as of October 1, 2001, which will result in a decrease of the purchase price. In addition, EarthCare may receive additional contingent payments of up to $5 million to the extent that the price of used oil sold by certain of EarthLiquids' pre-acquisition locations exceeds $0.56 per gallon in the future. The company expects that U.S. Filter Recovery Services will hold back approximately $4.9 million of the purchase price for a period, which is expected to be 12 months after the closing of the sale, to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental matters, should they arise. The company expects to complete this transaction, subject to shareholder and lender approval, the completion of due diligence procedures and the signing of a definitive acquisition agreement, during the fourth quarter of 2001. EarthCare plans to use the proceeds from this sale to repay its senior credit facility. EarthCare plans to hold a special shareholder meeting in November or December of 2001 relating to the sale of its EarthLiquids division.

         EarthCare also announced that it is in the process of negotiating an agreement to sell its EarthAmerica southern U.S. service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, to a strategic buyer for $4.0 million, of which approximately $1.4 million will be held back for up to seven months to cover potential indemnification obligations for general claims and for working capital adjustments. The company expects to close this transaction during the fourth quarter of 2001.

         Mr. Moorehead stated, "I believe that the sale of the Solid Waste division, along with the planned sales of our EarthLiquids division and our EarthAmerica southern U.S. service centers, are in the best interests of the company and our shareholders. We will continue to evaluate other strategic alternatives to improve our operating performance and capital structure."

         EarthCare also announced that it is in default under its senior credit facility as a result of its failure to complete the sale of its EarthLiquids division by September 30, 2001 and the failure to meet certain financial and other covenants. In addition, EarthCare anticipates that it will not have sold all the components of its EarthAmerica division by October 31, 2001, and may not be able to complete the sale of its Solid Waste division by October 31, 2001. EarthCare's failure to sell either of these divisions by October 31, 2001 will cause an additional default under its senior credit facility. EarthCare is in the process of negotiating a fifth amendment to its senior credit facility and does not believe that its senior lenders have a present intention to accelerate its outstanding indebtedness.

         EarthCare also announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission relating to the planned sale of its EarthLiquids division and to a planned change in the number of authorized common shares.

         Statements made in this press release that express EarthCare's or management's intentions, plans, beliefs, expectations or predictions of future events, including preliminary estimates of financial results and guidance for future periods, are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements. It is important to note that the company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Other factors that could cause EarthCare's actual results or performance to differ materially include risks and uncertainties relating to EarthCare's financial condition, market demand and acceptance of EarthCare's services, competition, as well as the risks discussed under the heading "Risk Factors" in EarthCare's preliminary proxy statement filed with the Securities and Exchange Commission on October 18, 2001 and its annual report on Form 10-K for the year ended December 31, 2000. The forward-looking statements contained herein represent the judgment of EarthCare as of the date of this press release, and EarthCare expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in EarthCare's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.